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[LETTERHEAD OF MATTEL TOYS]                                INFORMATION RELEASE
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FOR IMMEDIATE RELEASE                                   CONTACT: Glenn Bozarth
                                                                 Mattel, Inc.
                                                                 310-524-3521

                MATTEL AND KRANSCO REACH ACQUISITION AGREEMENT
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LOS ANGELES, March 28--Mattel, Inc. and Kransco today announced that the two companies have reached an agreement by which Mattel will acquire the San Francisco-based toymaker. It is anticipated that the transaction, which is subject to governmental approval, will be completed by May 31, 1994.

    "Kransco's principal product lines include Power Wheels battery-powered, ride-on vehicles; Hula Hoop and Frisbee products marketed under the Wham-O trademark; and Morey Boogie boards and other water sport toys. Kransco revenues for 1993 were approximately $175 million.

    "The Kransco businesses will provide Mattel with established brand franchises and a strong market share position in categories of the toy industy where we don't currently compete," John W. Amerman, Mattel's chairman and chief executive officer, said. "We see immediate opportunity for expansion of these businesses in the U.S., Canada and Mexico, and longer-term opportunity in other parts of the world."
    "Mattel is the toy industry leader in the development and expansion of brand franchises," John G. Bowes, Kransco's chairman, said. "The resources of Mattel will provide our already strong businesses with additional growth momentum."

    Mattel, Inc., which reported annual revenues of $2.7 billion in 1993, is a worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, Calif., Mattel has offices and facilities in 34 foreign countries and sells its products in more than 140 nations throughout the world.